As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
___________________

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)
Kansas
(State or other jurisdiction of incorporation or organization)
44-0236370
(I.R.S. Employer Identification No.)
602 Joplin Street Joplin, Missouri 64801 (417) 625-5100 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. Gipson
President and Chief Executive Officer
The Empire District Electric Company
602 Joplin Street
Joplin, Missouri 64801
(417) 625-5100

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

Michael A. Sherman, Esq.
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000
___________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
___________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
____________________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock(2) ($1.00 par value)	2,000,000	$23.72	$47,430,000	$1,456.10

(1)
Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low prices reported for the common stock of The Empire District Electric Company on March 15, 2007, which was $23.72 per share, as reported on the consolidated reporting system of the New York Stock Exchange.

(2)	Includes the attached Preference Stock Purchase Rights.

The Empire District
Electric Company

Dividend Reinvestment and
Stock Purchase Plan

Prospectus

Cusip # 291641 10 8

Prospectus
The Empire District Electric Company Dividend Reinvestment
and Stock Purchase Plan

2,000,000 Shares of Common Stock

With this prospectus, we are offering participation in our Dividend Reinvestment and Stock Purchase Plan to record holders of our common stock. We have appointed Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., as the Administrator of the Plan. The Plan provides a simple, convenient and low-cost means of investing in our common stock.
Plan Highlights:

•	You may participate in the Plan if you currently are a registered owner of shares of our common stock.

•	You may participate in the Plan with full, partial or no reinvestment of dividends.

•
You may purchase additional shares of our common stock by automatically reinvesting all or a portion of the cash dividends paid on your shares of common stock or by making optional cash investments of up to $125,000 annually, with a minimum investment of $50.

•	You may deposit your common stock certificates, at no cost, with the Administrator for safekeeping.

•	You may sell your shares through the Plan with minimal fees.

Purchase Price:

•	For purchases of newly issued shares with reinvested dividends: 97% of the three day average trading price on the NYSE immediately preceding the dividend payment date.

•
For purchases of newly issued shares with optional cash investments and for purchases of shares from the open market: 100% of the average trading price on the NYSE or 100% of the weighted average price of all shares purchased for the Plan, as applicable, on the relevant investment date.

We have the sole discretion to determine whether shares purchased under the Plan will come from the authorized but unissued shares of our common stock or from shares purchased on the open market by Wells Fargo Shareowner Services. Please see “Commonly Asked Questions: What is the source and price of shares purchased under the Plan?” for more information.

Our common stock is traded on the NYSE under the ticker symbol “EDE.”

Investing in our common stock involves risks. See “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2007

TABLE OF CONTENTS

Plan Overview	1
Information About Empire	1
Plan Overview	1
Key Features Of The Plan	1
Commonly Asked Questions	3

1.	How can I participate in the Plan?	3
2.	How do I get started?	3
3.	What is the source and price of shares purchased under the Plan?	3
4.	What is DRS?	3
5.	How and when are dividends reinvested?	4
6.	How do I have my dividends deposited to my bank account?	5
7.	How do I make optional cash investments?	5
8.	When will shares be purchased with optional cash investments?	5
9.	Will I receive certificates for shares purchased?	6
10.	What is safekeeping?	6
11.	Can I get certificates if I want them?	6
12.	How can I transfer or give gifts of shares?	6
13.	How do I sell shares?	7
14.	What are the costs?	7
15.	What about taxes?	7
16.	How can I vote my shares?	8
17.	What provisions are made for non-U.S. residents?	8
18.	How will I keep track of my investments?	8
19.	How would I terminate my participation?	8
20.	Can the Plan be modified, terminated or suspended?	9
21.	What happens if there are stock splits, stock dividends or other distributions?	9
22.	Can I lose my eligibility to participate?	9
23.	What if I have questions about the Plan?	9

Miscellaneous	12

Use of Proceeds	12
Where You Can Find More Information	12
Forward-looking Statements	13
Experts	14

PLAN OVERVIEW

Information About Empire

In this prospectus, unless the context otherwise requires, “we,” “us,” “our,” and “Empire” refers to The Empire District Electric Company. Based in Joplin Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. Empire also provides fiber optic and Internet services.

We maintain a website at www.empiredistrict.com.

Plan Overview

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) offers you a variety of convenient, low-cost services to make it easier for you to invest in the common stock of The Empire District Electric Company (“Empire”). The Plan has various features, and you can choose the Plan features that meet your investment needs. The principal terms and conditions of the Plan are summarized in this prospectus. The principal terms and conditions of the Plan were originally summarized in a prospectus dated May 21, 2001. The Plan has been amended effective March 16, 2007 to have the principal terms and conditions set forth herein. Empire has appointed transfer agent Wells Fargo Shareowner Services (the “Administrator”) to administer the Plan. Together, the Administrator and its affiliates will purchase and hold shares of stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

The Plan is designed for long-term investors who wish to invest and build their share ownership over time. The Plan offers a convenient and economical means to own shares. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed on pages 3 through 7.

Only registered holders of Empire common stock can participate in the Plan. If you are a beneficial owner of shares in a brokerage account and wish to reinvest your dividends, you can request that your shares become registered or make arrangements with your broker or nominee to participate on your behalf. The Plan provides you with the opportunity to reinvest dividends and an alternative to traditional methods of buying, holding and selling Empire common stock.

Read on for a more detailed description of the features of The Empire District Electric Company Dividend Reinvestment and Stock Purchase Plan. If you would like to participate in the Plan, complete the enclosed Authorization Form and mail it to the Administrator in the envelope provided. You can also enroll online at www.shareowneronline.com.

KEY FEATURES OF THE PLAN

Who Can Participate

All registered owners of Empire common stock are eligible to participate in the Plan.

Regulations in certain countries may limit or prohibit participation in this type of Plan. Accordingly, persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation.

Optional Cash Investments

As a Plan participant, you can buy Empire common stock and pay fees and commissions lower than those typically charged by stockbrokers for small transactions. You can purchase up to $125,000 annually with a minimum of $50 per investment. You may pay by check or have monthly payments automatically deducted from your bank account.

Convenient Share Sales

You can sell Empire common stock and pay fees lower than those typically charged by stockbrokers for small transactions.

Full Investment

Full investment of your funds (less fees) is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Dividend Reinvestment

You can reinvest all or a portion of your dividends in additional shares of Empire common stock, or the Administrator will remit the dividends to you either by check or by automatic deposit to a bank account you designate.

Share Safekeeping

You can deposit your Empire common stock certificates with the Administrator for safekeeping, at no cost to you. You can also request withdrawal of any or all of your whole shares of Empire common stock at any time and a certificate for those shares will be sent to you.

Gifts and Other Share Transfers

You can make gifts or other transfers of Empire common stock you hold in your Plan account.

Transaction Reporting

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

COMMONLY ASKED QUESTIONS

1.  How can I participate in the Plan?

If you own Empire common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may participate by instructing your broker to transfer your shares of Empire common stock into your own name, or make arrangements with the broker to participate on your behalf.

2.  How do I get started?

You can get started in the Plan by completing the enclosed Authorization Form, along with the items required, and mailing them to the Administrator in the envelope provided. All registered owner(s) must sign as their name(s) appear(s) on their account. You may also enroll online at www.shareowneronline.com. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, until cancelled by you.

3.  What is the source and price of shares purchased under the Plan?

Empire has the sole discretion to determine whether shares purchased under the Plan will come from the authorized but unissued shares of its common stock or from shares purchased on the open market by the Administrator.

The price of authorized but unissued shares of common stock purchased with reinvested dividends will be 97% of the average of the high and low trading prices of the common stock on the New York Stock Exchange - Composite Transactions for the three trading days immediately preceding the dividend payment date. The price of authorized but unissued shares of common stock purchased with optional cash investments will be 100% of the average of the high and low trading prices of the common stock on the New York Stock Exchange - Composite Transactions for the respective investment date, less any applicable service fees.

The price of shares of common stock purchased on the open market, whether with reinvested dividends or optional cash investments will be 100% of the weighted average of all shares purchased for the Plan for the respective investment date, less any applicable trading and service fees.

Dividends are reinvested at no cost to you.

4.  What is DRS?

Empire is a participant in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book-entry means that your shares are registered in your name on the books of Empire, without the need for physical certificates, and are held in the same account, but separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	Eliminate the risk and cost of storing certificates in a secure place.

•	Eliminate the cost associated with replacing lost, stolen, or destroyed certificates.

•	Move shares electronically to and from your broker.

Any future share transactions will be issued in book-entry form rather than physical certificates unless otherwise specified by the requester. You may convert any stock certificate(s) you are currently holding into book-entry form. Send the stock certificate(s) to the Administrator with a request to deposit them to your DRS account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) via registered, insured mail for 3% of the current market value.

You may choose to have a portion or all of your whole book-entry or Plan shares delivered directly to your broker by contacting your broker. This process can also work in the reverse, you may request whole book-entry shares moved from a brokerage account to your registered account. When using your broker to facilitate a share movement, provide them with a copy of your DRS account statement.

5.  How and when are dividends reinvested?

You may choose to reinvest all or a portion of the dividends on shares of Empire common stock you own in additional shares of Empire common stock. You may change your election at any time by notifying the Administrator. To be effective with respect to a particular dividend, any such election or change must be received by the Administrator on or before the record date for that dividend. Any election or change received after a dividend record date will not be effective until after that dividend has been paid.

Of course, you may choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or direct deposit.

Your 3 options include:

Full Dividend Reinvestment -- All dividends from all shares registered in your name and all dividends from all shares held in your Plan account will be used to purchase additional shares.

Partial Dividend Reinvestment -- You may specify a whole number of shares on which you would like the dividends paid directly to you by check or direct deposit. The dividends on the remaining shares will be used to purchase additional shares.

Cash Payments Only -- All dividends from all shares registered in your name and all dividends from all shares held in your Plan account will be paid directly to you by check or direct deposit.

The Administrator will invest dividends in whole and fractional shares of Empire common stock on the quarterly dividend payable date. No interest will be paid on funds held by the Administrator pending investment.

6.  How do I have my dividends deposited to my bank account?

You may have your cash dividends not being reinvested transferred directly to your bank for deposit. For electronic direct deposit of dividend funds, contact the Administrator to request a Direct Deposit of Dividends Authorization Form, complete and return the form to the Administrator. Be sure to include a voided check for checking accounts or a savings deposit slip for savings accounts. All registered owner(s) must sign as their name(s) appear(s) on their account.

7.  How do I make optional cash investments?

If you already own Empire common stock and are enrolled in the Plan and want to make optional cash investments, you can send a check with the Transaction Request Form on your Plan statement to the Administrator at the address specified on the statement. Checks should be made payable to Shareowner Services. Checks must be in U.S. funds and drawn on a United States bank. Or, if you wish to make regular monthly investments, you may authorize automatic monthly withdrawals from a designated United States bank account. Funds are withdrawn on the 20th of each month (investment date), or if the 20th is not a business day, the following business day. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Participants do not receive any confirmation of the transfer of funds other than as reflected in their Plan statement and in their bank account statement. To enroll in the automatic monthly withdrawal feature of the Plan, contact the Administrator for the Automatic Cash Withdrawal and Investment Form. Complete, sign and return it to the Administrator. All registered owner(s) must sign as their name(s) appear(s) on their account. You may change the amount being withdrawn or stop the automatic monthly deduction by notifying the Administrator. To be effective with respect to a particular investment date, your request to change or enroll in the automatic withdrawal feature must be received by the Administrator at least 15 business days prior to the investment date.

Optional cash investments are subject to a minimum of $50 per investment and a maximum of $125,000 annually. Funds awaiting purchase do not earn interest.

If any optional cash investment, including payments by check or automatic withdrawal, is returned for any reason, the Administrator will remove from the participant’s account any shares purchased upon prior credit of such funds, and will sell these shares. The Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason, and may sell additional shares as necessary to cover any market loss incurred by the Administrator.

8.  When will shares be purchased with optional cash investments?

Upon receipt of the funds, the Administrator will invest optional cash investments, including funds received from automatic monthly deductions, less applicable fees, in whole and fractional shares as promptly as practicable, at least once every five trading days. No interest will be paid on funds held by the Administrator pending investment.

During the period that an optional cash investment is pending, the collected funds in the possession of the Administrator may be invested in certain Permitted Investments. For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the

Investment Company Act (including those of an affiliate of the Administrator or for which the Administrator or any of its affiliates provides management, advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America. The risk of any loss from such Permitted Investments shall be the responsibility of the Administrator. Investment income from such Permitted Investments shall be retained by the Administrator.

When shares are purchased or sold through the open market, the Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of common stock by Plan participants. The Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the participant.

9.  Will I receive certificates for shares purchased?

No, because the Plan provides for share safekeeping. For your convenience, shares purchased under the Plan will be maintained by the Administrator in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time, free of charge.

10.  What is safekeeping?

Shares of Empire common stock that you buy under the Plan will be maintained in your Plan account in non-certificated form for safekeeping.

If you own Empire common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. Because you bear the risk of loss in sending in stock certificates, it is recommended that you use registered mail, insuring your certificates for 3% of their current market value. Certificates should not be endorsed. Safekeeping protects your shares against loss, theft or accidental destruction. Safekeeping also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

11.  Can I get certificates if I want them?

Yes. If you should ever want a stock certificate for all or a portion of the whole shares of Empire common stock in your Plan account, the Administrator will send one to you, upon your request. The Administrator will mail a certificate to you within four business days of receiving your request. Please allow an additional five to seven business days for the Post Office to deliver your certificate.

12.  How can I transfer or give gifts of shares?

You may transfer or give gifts of Empire common stock to anyone you choose by contacting the Administrator and requesting a Stock Power Form. All registered owner(s) must sign as their name(s) appear(s) on their account and have their signature(s) medallion guaranteed. Typically a notice indicating the transfer of Empire common stock will be forwarded to the recipient.

13.  How do I sell shares?

You can sell your shares at any time by contacting the Administrator. The Administrator will make every effort to process your sale order on the next business day following receipt of your properly completed request. Sale requests involving multiple transactions may experience a delay. The Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price. This risk should be evaluated by the participant and is a risk that is borne solely by the participant. Selling participants should be aware that the share price of Empire common stock may fall or rise during the period between a request for sale, its receipt by the Administrator, and the ultimate sale in the open market. You should evaluate these possibilities while deciding whether and when to sell any shares through the Plan. The price risk will be borne solely by you. The Administrator cannot stop or cancel any outstanding sales or issuance requests. All requests are final.

The Administrator will mail the proceeds from the sale of the shares (less applicable commission and service fees) on settlement date, which is three business days after your shares have been sold. You can choose whether to receive the proceeds from the sale by check payable to the name or names in which your Plan account is registered, or to have the proceeds deposited directly into your United States bank account. Please allow an additional five to seven business days from settlement date for the Post Office to deliver your check.

If requesting net proceeds to be deposited directly to a bank checking or savings account, you must provide a voided blank check for a checking account or a blank savings deposit slip for a savings account. If you are unable to provide a voided check or deposit slip for direct deposit, your written request must have your signature(s) medallion guaranteed by an eligible financial institution.  Requests for direct deposit of sale proceeds that do not provide the required documentation will not be honored, and a check for the net proceeds will be issued.

If you request to sell all shares in your Plan account between a dividend record date and payable date, your sale request will be processed; however, you may receive additional dividend reinvestment shares.

Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would have to request a certificate for your shares from the Administrator prior to such sale. See question number 11 for instructions on how to obtain a certificate.

14.  What are the costs?

There is no fee for enrolling in or reinvesting dividends through the Plan. Participation is voluntary and you may discontinue your participation at any time. However, there are fees associated with some of the Plan’s services. Please refer to the enclosed Plan Service Fees schedule for more information on transaction and trading fees.

15.  What about taxes?

The Internal Revenue Service has ruled on a plan similar to Empire’s Plan that the full fair market value of the shares on the date purchased with reinvested dividends is taxable as dividend income to you. This means that, in addition to the reinvested dividends being taxable, the amount of any discount from the fair market value of the shares is also taxable as dividend income to you in the year the shares are purchased.

The Administrator will send a Form 1099-DIV to you and the Internal Revenue Service after each year-end reporting all dividend income you received during the year on your Empire common stock (consisting of all dividends and applicable additional income, and transaction or trading fees paid on your behalf by Empire). If you sell shares through the Plan, the Administrator will send a Form 1099-B to you and the Internal Revenue Service after year end, showing the total proceeds of the transactions.

We recommend that you keep your transaction statements, which are helpful for record keeping and tax purposes.

16.  How can I vote my shares?

You will receive proxy material for all of your shares, and your shares will be voted in accordance with your direction. If you wish, you may vote your shares in person at shareholder meetings.

17.  What provisions are made for non-U.S. residents?

Cash investments from non-U.S. residents must be in United States currency and will be invested in the same manner as investments from other participants. Each participant is responsible for reviewing the applicable laws of his or her country of residence prior to investing in Empire common stock. All dividends will be subject to withholding under the terms of any applicable tax treaty provisions.

18.  How will I keep track of my investments?

The Administrator will send a transaction notice confirming the details of each transaction you make. If you continue to have shares held in the Plan but have no transactions, the Administrator will send you a statement only upon your request.

19.  How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. All registered owner(s) must sign as their name(s) appear(s) on their account. Your termination notice should specify whether to (1) convert all your full Plan shares to book-entry (DRS) or issue physical certificate(s) for all full Plan shares and sell the remaining fraction, (2) sell all of your Plan shares, or (3) convert a specified number of full Plan shares to book-entry (DRS) or issue physical certificate(s) for a specified number of full shares and sell the remaining shares. Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full shares sold. Future dividends will be paid in cash.

If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) and a check issued for net proceeds of the fractional share.

If your request to terminate from the plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as practicable, and a separate dividend check will be mailed to you. Future dividends will be paid in cash, unless you rejoin the plan.

If you request to transfer all shares in your Plan account between a dividend record date and payable date, your transfer request will be processed; however, your Plan account will not be terminated.  You may receive additional dividend reinvestment shares which will require you to submit a written request to transfer the additional shares.

20.  Can the Plan be modified, terminated or suspended?

Empire reserves the right to suspend, modify or terminate the Plan at any time. You will receive notice of any such suspension, modification or termination. Empire and the Administrator also reserve the right to change any administrative procedures of the Plan.

21.  What happens if there are stock splits, stock dividends or other distributions?

In the event dividends are paid in Empire common stock, or if Empire common stock is distributed in connection with any stock split or similar transaction, your account will be adjusted to reflect the receipt of the common stock so paid or distributed. If a participant sends notice of termination or a request to sell to the Administrator between the record date and the payable date for a stock distribution, the request will not be processed until the stock distribution is credited to the participant’s account.

22.  Can I lose my eligibility to participate?

If the number of shares held in a Plan account is less than one full share, the Administrator may terminate a shareholder’s participation in the Plan and sell the fractional share. See question number 13 regarding sale proceeds.

Empire reserves the right to deny, suspend or terminate participation by a shareholder who is using the Plan for purposes inconsistent with the intended purpose of the Plan. In such event, the Administrator will notify you in writing, will continue to safekeep your whole shares, will sell any fractional shares and will no longer accept optional cash investments or reinvest your dividends. The Administrator would also sell your shares or issue a certificate to you upon your request.

23.  What if I have questions about the Plan?

Any questions you have about purchasing or selling, or any other services offered by the Plan, should be made directly to the Administrator, through any of the following:

INTERNET

You may obtain information about your Empire account online at www.shareowneronline.com. If you have not accessed your account online, you will need your account number, select “First Time Visitor Sign Up” and follow the prompts. If you have already accessed your account online, select “Account Access” and follow the prompts. If you have any questions call 1-800-468-9716 or for general inquiries you can visit www.wellsfargo.com/shareownerservices.

TELEPHONE

Telephone shareholder customer service, including sale of shares:

1-800-468-9716	(toll free in the United States)
1-651-450-4144	(for the hearing impaired) (TDD)
1-651-450-4064	(outside of the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday (except holidays).

IN WRITING

You may also write to the Administrator at the following addresses:

Send address changes and general shareholder inquiries to:

Wells Fargo Shareowner Services
P.O. Box 64854
St. Paul, MN 55164-0854
Send optional cash investments and Plan transaction requests to:
Wells Fargo Shareowner Services
P.O. Box 64856
St. Paul, MN 55164-0856
Make check payable to Shareowner Services in U.S. dollars. Please use transaction stub at bottom of statement.

Note: Not sending the transaction stub with an optional cash investment will slow processing.

Street Address for Certified or Overnight Mailing:
Wells Fargo Shareowner Services
161 North Concord Exchange
South St. Paul, MN 55075-1139

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Empire on all correspondence.

Note: The Empire District Electric Company Dividend Reinvestment and Stock Purchase Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker’s account.

The payment of dividends is at the discretion of The Empire District Electric Company Board of Directors and will depend upon future earnings, the financial condition of Empire and other factors. The Board may change the amount and timing of dividends at any time without notice.

In administering the Plan, neither Empire, the Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of the Plan participant is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for participants.

The Administrator is acting solely as agent of Empire and owes no duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.

The Administrator undertakes to perform such duties and only such duties as are expressly set forth herein, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Administrator or Empire.

In the absence of negligence or willful misconduct on its part, the Administrator, whether acting directly or through agents or attorneys shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. In no event shall the Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

The Administrator shall not be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Administrator shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Empire District Electric Company is listed on the New York Stock Exchange and trades under the ticker symbol “EDE.”

MISCELLANEOUS

Use of Proceeds

If shares are purchased on the open market, we will not receive any proceeds. If purchases of common stock are made directly from us, we intend to use the net proceeds for working capital, for repayment of debt and for other general corporate purposes.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

•	Our Annual Report on Form 10-K/A for the year ended December 31, 2006;

•	The description of our common stock as set forth in our Registration Statement on Form S-3 (File No. 333-129069) under the heading “Description of Common Stock”;

•	The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
The Empire District Electric Company
602 Joplin Street
Joplin, Missouri 64801
Tel: (417) 625-5108

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Forward-looking Statements

Certain matters discussed in this prospectus are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, pension and other costs, competition, litigation, our construction program, our generation plans, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like “anticipate,” “believe,” “expect,” “project,” “objective” or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

•	the amount, terms and timing of rate relief we seek and related matters;

•	the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

•	weather, business and economic conditions and other factors which may impact sales volumes and customer growth;

•	operation of our electric generation facilities and electric and gas transmission and distribution systems;

•	the costs and other impacts resulting from natural disasters, such as tornados and ice storms;

•	the periodic revision of our construction and capital expenditure plans and cost estimates;

•	legislation;

•	regulation, including environmental regulation (such as NOx regulation);

•	competition, including the launch of the energy imbalance market;

•	electric utility restructuring, including ongoing federal activities and potential state activities;

•	the impact of electric deregulation on off-system sales;

•	changes in accounting requirements;

•	other circumstances affecting anticipated rates, revenues and costs;

•	the timing of, accretion estimates, and integration costs relating to, completed and contemplated acquisitions and the performance of acquired businesses;

•	matters such as the effect of changes in credit ratings on the availability and our cost of funds;

•	interruptions or other changes in our coal delivery, gas transportation or storage agreements or arrangements;

•	the success of efforts to invest in and develop new opportunities; and

•	costs and effects of legal and administrative proceedings, settlements, investigations and claims.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each such factor on us. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risk, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the facts, results, performance or achievements we have anticipated in such forward-looking statements.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Empire’s Annual Report on Form 10-K/A for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities covered by this Registration Statement are as follows:

Securities and Exchange Commission Registration Fee (actual)	$1,456
Services of Registered Independent Public Accounting Firm and Counsel Fees and Expenses	30,000
Printing Expenses	20,000
Stock Exchange Listing Fees (actual)	9,600
Administrative and Miscellaneous Expenses	7,500
Total(1)	$68,556

________________________
1 All expenses, except Securities and Exchange Commission Registration Fee and Stock Exchange Listing Fee, are estimated for the life of the plan.

Item 15. Indemnification of Officers and Directors.

The Empire District Electric Company is organized under the laws of the State of Kansas. Our Restated Articles of Incorporation and Bylaws contain provisions permitted by the Kansas General Corporation Code which, in general terms, provide that directors and officers will be indemnified by us for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of Empire, if they meet certain specified conditions, and provide for the advancement by us to our directors and officers of expenses incurred by them in defending suits arising out of their service as such.

Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by us.

The form of prospectus filed herewith contain descriptions of the indemnification arrangements with respect to this offering, and is incorporated herein by reference.

Item 16. Exhibits.

Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Empire District Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on March 16, 2007.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By:  /s/ WILLIAM L. GIPSON
        Name:  William L. Gipson
        Title:    President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ WILLIAM L. GIPSON William L. Gipson	President, Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2007

/s/ GREGORY A. KNAPP Gregory A. Knapp	Vice President-Finance (Principal Financial Officer)	March 16, 2007

/s/ LAURIE A. DELANO Laurie A. Delano	Controller, Assistant Treasurer and Assistant Secretary (Principal Accounting Officer)	March 16, 2007

/s/ KENNETH R. ALLEN* Kenneth R. Allen	Director	March 16, 2007

/s/ ROSS C. HARTLEY* Ross C. Hartley	Director	March 16, 2007

/s/ BILL D. HELTON* Bill D. Helton	Director	March 16, 2007

/s/ D. RANDY LANEY* D. Randy Laney	Director	March 16, 2007

/s/ JULIO S. LEON* Julio S. Leon	Director	March 16, 2007

/s/ MYRON W. MCKINNEY* Myron W. McKinney	Director	March 16, 2007

/s/ B. THOMAS MUELLER* B. Thomas Mueller	Director	March 16, 2007

/s/ MARY M. POSNER* Mary M. Posner	Director	March 16, 2007

/s/ ALLAN T. THOMS* Allan T. Thoms	Director	March 16, 2007

* By: /s/ GREGORY A. KNAPP
(Gregory A. Knapp, as attorney in fact for each of the persons indicated)

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

4(a)	−	Restated Articles of Incorporation (Incorporated by reference to Exhibit 4(a) to Registration Statement No. 33-54539 on Form S-3).

4(b)	−
Indenture of Mortgage and Deed of Trust dated as of September 1, 1944 and First Supplemental Indenture thereto among Empire, The Bank of New York and UMB Bank, N.A., (Incorporated by reference to Exhibits B(1) and B(2) to Form 10, File No. 1-3368).

4(c)	−	Third Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).

4(d)	−	Sixth through Eighth Supplemental Indentures to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).

4(e)	−	Fourteenth Supplemental Indenture to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(f) to Form S-3, File No. 33-56635).

4(f)	−
Twenty-Second Supplemental Indenture dated as of November 1, 1993 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(k) to Annual Report on Form 10-K for year ended December 31, 1993, File No. 1-3368).

4(g)	−
Twenty-Third Supplemental Indenture dated as of November 1, 1993 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(l) to Annual Report on Form 10-K for year ended December 31, 1993, File No. 1-3368).

4(h)	−
Twenty-Fourth Supplemental Indenture dated as of March 1, 1994 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(m) to Annual Report on Form 10-K for year ended December 31, 1993, File No. 1-3368).

4(i)	−
Twenty-Fifth Supplemental Indenture dated as of November 1, 1994 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(p) to Registration Statement No. 33-56635 on Form S-3).

4(j)	−
Twenty-Eighth Supplemental Indenture dated as of December 1, 1996 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Annual Report on Form 10-K for year ended December 31, 1996, File No. 1-3368).

4(k)	−
Twenty-Ninth Supplemental Indenture dated as of April 1, 1998 to Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Form 10-Q for quarter ended March 31, 1998, File No. 1-3368).

4(l)	−
Indenture for Unsecured Debt Securities, dated as of September 10, 1999 between Empire and Wells Fargo Bank Minnesota, National Association (Incorporated by reference to Exhibit 4(v) to Registration Statement No. 333-87015 on Form S-3).

4(m)	−
Securities Resolution No. 2, dated as of February 22, 2001, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4(s) to Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3368).

4(n)	−
Securities Resolution No. 3, dated as of December 18, 2002, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4(s) to Annual Report on Form 10-K for year ended December 31, 2002, File No. 1-3368).

4(o)	−
Securities Resolution No. 4, dated as of June 10, 2003, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4 to Current Report on Form 8-K dated June 10, 2003 and filed June 29, 2003, File No. 1-3368).

4(p)	−
Securities Resolution No. 5, dated as of October 29, 2003, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for quarter ended September 30, 2003).

4(q)	−
Securities Resolution No. 6, dated as of June 27, 2005, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4 to Current Report on Form 8-K filed on June 28, 2005, File No. 1-3368).

4(r)	−	Rights Agreement dated as of April 27, 2000 between Empire and Mellon Investor Services LLC (Incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended March 31, 2000, File No. 1-3368).

4(s)	−
First Amended and Restated Unsecured Credit Agreement, dated as of March 14, 2006, among Empire, UMB Bank, N.A., as arranger and administrative agent, Bank of America, N.A., as syndication agent, and the lenders named therein (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on March 16, 2006, File No. 1-3368).

4(t)	−
Bond Purchase Agreement dated June 1, 2006 among The Empire District Gas Company and the purchasers party thereto (Incorporated by reference to Exhibit 4.1 to Current Report on Form 8- K filed on June 6, 2006, File No. 1-3368).

4(u)	−
Indenture of Mortgage and Deed of Trust dated as of June 1, 2006 by The Empire District Gas Company, as Grantor, to Spencer R. Thomson, Deed of Trust Trustee for the Benefit of The Bank of New York Trust Company, N.A., Bond Trustee, as Grantee (Incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed on June 6, 2006, File No. 1-3368).

4(v)	−
First Supplemental Indenture of Mortgage and Deed of Trust dated as of June 1, 2006 by The Empire District Gas Company, as Grantor, to Spencer R. Thomson, Deed of Trust Trustee for the Benefit of The Bank of New York Trust Company, N.A., Bond Trustee, as Grantee (Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed on June 6, 2006, File No. 1-3368).

5(a)*	−	Opinion of Anderson & Byrd regarding the legality of the Common Stock to be issued under the Plan.

23(a)*	−	Consent of PricewaterhouseCoopers LLP.

23(b)	−	Consent of Anderson & Byrd (included in Exhibit 5(a) hereto).

24*	−	Powers of Attorney.

______________________
* Filed herewith.